MUNIYIELD PENNSYLVANIA INSURED FUND

FILE # 811-7136

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/3/2005	Puerto Rico IFA 7/1/35 - 7/1/37	1,332,962,916	6,700,000	UBS Financial Services Banc of America Merrill Lynch Citigroup Goldman Sachs JP Morgan Lehman Brothers Morgan Stanley Raymond James Ramirez & Co Wachovia
8/3/2005	Pennsylvania Higher Ed 5% 7/15/38	141,620,000	3,900,000	Morgan Stanley Goldman Sachs Bear Stearns Lehman Brothers Merrill Lynch JP Morgan PNC Capital